Putnam Dynamic Asset Allocation Balanced Fund
3/31/16 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  9,733
Class B	  283
Class C	  1,080
Class M	  140

72DD2 (000s omitted)

Class R	  106
Class R5  12
Class R6  902
Class Y	  2,899


73A1

Class A	  0.106
Class B	  0.054
Class C	  0.060
Class M	  0.070

73A2

Class R	  0.093
Class R5  0.127
Class R6  0.131
Class Y	  0.123


74U1  (000s omitted)

Class A	  95,074
Class B	  5,329
Class C	  19,449
Class M	  2,009

74U2  (000s omitted)

Class R	  1,246
Class R5  176
Class R6  8,192
Class Y	  26,191

74V1

Class A	  13.45
Class B   13.40
Class C   13.12
Class M	  13.42

74V2

Class R   13.36
Class R5  13.48
Class R6  13.48
Class Y	  13.47


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.